For release Wednesday, October 31, 2007

ADVANCE NANOTECH SUBSIDIARY RECEIVES INCREMENTAL $3.7 MILLION CONTRACT FROM AN AGENCY OF THE UNITED STATES DEPARTMENT OF DEFENSE

NEW YORK - Advance Nanotech, Inc., (OTCBB: AVNA), announced today that its Owlstone Nanotech Inc., subsidiary has been awarded an incremental $3.7 million contract by an agency of the U.S. Department of Defense to provide micro-miniature products and related services for detection of chemical warfare agents, toxic industrial chemicals and trace explosive vapors. The three-year contract begins current fourth quarter 2007.

Owlstone will develop, design and fabricate a customized variant of its miniaturized chemical detector using Field Asymmetric Ion Mobility Spectrometry (“FAIMS”). This customized version of the sensor will be designed to detect substances at exceptionally low levels while dramatically reducing false alarms that are typically associated with competing technologies. Initially, Owlstone will conduct live agent testing and develop enhanced algorithms to take advantage of the increased data stream provided by the Owlstone sensor. Additionally, efforts will include the development of micro-miniature elements which will enable the sensor to operate without the need for complex, power hungry ancillary systems (pneumatics and electronics). The final stage of the contract will be the delivery of a sensor module capable of being integrated into existing sensor packages in order to augment their capabilities.

Owlstone’s proprietary FAIMS technology offers the flexibility to provide rapid alerts and detailed sample analysis with reduced flow and improved ion drive over current conventional technology. The performances of existing systems, which largely use conventional Ion Mobility Spectrometry, worsen dramatically as they are reduced in size. By contrast, the Owlstone FAIMS solution has improved sensitivity, improved selectivity at reduced power as it is miniaturized. It is not only a sensor, but a highly integrated system with the necessary electronic and mechanical components squeezed into a compact footprint. Micro and nano-fabrication techniques enable the detector to be manufactured in a massively parallel fashion, achieving small form factor, economy of scale and reduced unit cost. Unlike alternate miniature detectors, Owlstone's technology does not rely on exotic materials, custom engineered for each application, which often degrade over time. It is easily customized to each application through software updates and can be dynamically reprogrammed for new chemicals even after deployment. Use of chemically inert materials ensures a long operational and storage life.

About Owlstone Nanotech, Inc.

Owlstone Nanotech is majority owned subsidiary of Advance Nanotech and is a pioneer in the commercialization of nanotechnology-based chemical detection products. Its initial commercial product, The Owlstone Detector, is a revolutionary dime-sized device that can be programmed to detect a wide range of chemical agents that may be present in extremely small quantities. Using leading-edge micro- and nano-fabrication techniques, Owlstone has created a complete chemical detection system a hundred times smaller and a thousand times cheaper than existing technology. There are numerous applications -- across industries from security and defense to automotive and healthcare -- that depend on the rapid, accurate detection and measurement of chemical compounds. Owlstone works with market leaders within these applications to integrate the detector into next generation chemical sensing products and solutions. Owlstone's technology offers a unique combination of benefits, including: small size, low manufacturing costs, minimal power consumption, reduced false-positives, and a customizable platform.

About Advance Nanotech, Inc.

Advance Nanotech identifies patented, patent-pending and proprietary technologies at leading universities and funds the additional development of such technologies in exchange for the exclusive rights to commercialize any resulting products. Advance Nanotech has interests in over 20 nanotechnologies, grouped into two operating subsidiaries: Advance Display Technologies PLC, which is listed on the PLUS-Quoted market in London (ADTP) and Advance Homeland Security PLC. By partnering with universities and leveraging the infrastructure and multi-disciplinary human resources of its university partners, Advance Nanotech reduces its cost base and mitigates risk. After prototypes are proven within the lab and the Company develops a product roadmap and business plan, it forms majority-owned subsidiaries around the specific technology. It seeks to return value to our shareholders through the sale or licensing of the technology, by securing additional financing for the subsidiary from either the venture capital community or the capital markets, or by successfully executing its business plan and consolidating its income as the majority shareholder.

For more information on Advance Nanotech, please visit www.advancenanotech.com.

Safe Harbor statement: This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including market acceptance of the OVG-4 product line, the recent economic slowdown affecting technology companies, the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our Annual Report on Form 10KSB, recent and forthcoming Quarterly Reports on Form 10QSB, recent Current Reports and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

For more information, contact:

Yvonne Zappulla
Managing Director
Grannus Financial Advisors, Inc.
212-681-4108
Yvonne@grannusfinancial.com

Investor Relations International
Zachary Bryant, 818-382-9718
Vice President and Account Group Manager
zbryant@irintl.com